Exhibit (h)(3)(v)

Amendment No. 5 to Amended and Restated Bookkeeping and Pricing Agreement

This Amendment No. 5 to the Amended and Restated Bookkeeping and Pricing Agreement (this “Amendment”) dated August 20, 2008 between Westcore Trust, a Massachusetts business trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS entered into an Amended and Restated Bookkeeping and Pricing Agreement dated February 9, 2004, as amended on September 1, 2006, August 21, 2007, November 15, 2007 and May 21, 2008 (the “Agreement”);

WHEREAS, Exhibit A of the Agreement does not accurately reflect a fund accounting fee increase that became effective January 1, 2001; and

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a new Exhibit A attached hereto.

2.           Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

WESTCORE TRUST	ALPS FUND SERVICES, INC.

By: /s/ Todger Anderson	By: /s/ Jeremy O. May
Name: /s/ Todger Anderson	Name: Jeremy O. May
Title: President	Title: Managing Director

EXHIBIT A

The fees payable to Agent for the duration of this contract shall be both:

I.	Fund Based Fee

1)	The greater of:
a)	$2,500.00 per fund per month and $3,250 per international fund per month; or
b)	The following basis point fee based on daily net assets:

Assets	Basis Points
1. Fixed Income Funds
$0 - $300,000,000	2.9 bps
$300,000,000 - $500,000,000	2.4 bps
$500,000,000 - $1,000,000,000	2.0 bps
Over $1,000,000,000	1.5 bps

2. Equity funds
$0 - $200,000,000	2.9 bps
$200,000,000 - $500,000,000	2.0 bps
Over $500,000,000	1.0 bps

2)	$1.00 per day per loan for each security on loan.

II.	Institutional Class Fee[1]

$ 7,500 for assets between $0 and $9,999,999
$ 5,000 for assets between $10 million and $19,999,999
$ 2,500 for assets between $20 million and $29,999,999
No fee at assets greater than $30 million

III.	Notes

• Fees are calculated and paid on a monthly basis.
• Out-of-pocket expenses include:
-	pricing
-	corporation actions and reorganization data
-	paper/binders/phone/fax charges of not more than $125.00 per month per fund
-	incremental assets associated with the record keeping for options, futures and foreign securities

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1 Fee applied only to Institutional Class Shares